UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Veeco Instruments Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Explanatory Note:  Commencing on or about April 24, 2014, the following materials will be used by officers, directors and employees of Veeco Instruments Inc. to communicate about Proposal 1 (Election of Directors) and Proposal 2 (Advisory Vote to Approve Executive Compensation) for the upcoming 2014 Annual Meeting of Shareholders to be held on May 6, 2014, and may be sent to certain shareholders.

Supplemental Information Regarding Proposal 1 (Election of Directors) and Proposal 2 (Advisory Vote to approve Executive Compensation)

As we approach the Veeco Instruments Inc. Annual Meeting of Shareholders, to be held on May 6, 2014, we ask for your support for your Board’s recommendations for each of the proposals put forth in our 2014 Proxy Statement.  We were disappointed to learn that proxy advisor Glass Lewis recommended that stockholders withhold their vote for Director Gordon Hunter and that Glass Lewis and proxy advisor ISS have recommended that stockholders vote against Proposal 2, the advisory vote to approve executive compensation (“Say-on-Pay”).  It should be noted that proxy advisor Egan-Jones has recommended that stockholders vote FOR each of the proposals.

ISS and Glass Lewis (together the “Advisors”) have identified three concerns with respect to our compensation programs:

1.              Pay-for-Performance: A lack of alignment between Veeco’s CEO/NEO compensation when compared to 1- and 3-year Total Shareholder Return (TSR) for each Advisor’s proprietary peer group

2.              Time-based Equity: A lack of performance-based equity awards for the CEO/NEO for 2013

3.              CEO Benefit Gross-Up (ISS only): Concern that the CEO is receiving housing and transportation allowances that are grossed up for taxes

Veeco respectfully disagrees with the analysis and recommendations of the Advisors and offers the rationale set forth below as support for our position and for the recommendations of our Board of Directors who urges our shareholders to vote FOR Director Gordon Hunter and FOR our 2014 Say-on-Pay proposal.

1.                                      Pay-for-Performance

a.              Calculation of “Pay”

The calculation of “Pay” involves certain assumptions and the use of judgment with respect to valuing stock options awards.  The Advisors and the Company each calculate the value of stock options using the Black Scholes valuation methodology, which is based on input assumptions including volatility, the expected term of the option and the risk-free rate of return.  The use of different assumption values in a Black Scholes valuation can have a material impact on the value assigned to a stock option grant.

In particular, the Company uses the expected 5-year term of the stock option, which is based on actual historical experience and the corresponding risk-free rate of return.  The use of these assumptions is based on generally accepted accounting principles and specific direction provided by the SEC.  The values are determined for the Company by third-party experts in stock option valuation and accounting.  The Advisors, however, use the full 10-year term of the stock option, which, in turn, corresponds to a higher risk-free rate of return.  Using a term twice as long, and a higher rate of return, significantly increases the value of the Company’s stock option awards.  As a result, the Advisors assign a value to the Company’s stock option awards more than 50% greater than the Company’s valuation.  This item alone increased the Advisors’ valuation of our CEO’s total compensation by almost $400,000.

In our opinion, the Advisor’s methodology significantly overstates the value of Veeco’s executive compensation programs.

b.              Calculation of “Performance”

The Advisors’ calculation of “Performance” relies heavily on TSR as compared to a set of benchmarks and a group of companies selected by each of the Advisors (the “Advisor’s Peer Group”) deemed by the Advisors to be comparable to the Company.  In our opinion, the focus on TSR and the composition of the Advisor’s Peer Groups are unsound.

Total Shareholder Return

TSR is the measure of stock price at a single point in time (in this case on December 31st) over a fixed period (in the case of the Advisors’ conclusions, a 1- and 3-year period).  We believe that drawing conclusions about the Company’s performance based on 1- and 3-year TSR misstates the true value of the Company to a shareholder.  This is demonstrated by simply changing the TSR measurement date, sometimes only by a few days, which results in dramatically different TSR results. Furthermore, while both Advisors focus on lagging 1- and 3-year TSR, they publish — but fail to take into account — that the Company more than doubled the performance of the benchmark groups over a longer, 5-year period.

Peer Group; Relative Pay-for-Performance

The Company develops and maintains a Peer Group of companies with whom we compete for talent.  The Company operates in markets where highly specialized and highly sought after talent is essential to our success.  We select the companies that comprise our Peer Group through a careful analysis of the companies with whom we compete for such talent.  The Company does not “cherry pick” the companies that comprise its Peer Group and, in fact, compares itself to companies which are much larger, similarly-sized and much smaller.  The Company recognizes the importance of the relationship between company size and executive compensation and therefor adjusts its market compensation data through regression analyses based on company revenue.  This is performed by an independent expert in executive compensation.

The Advisors select the companies in their Advisor Peer Groups using various algorithms that overlook such factors and, in the case of Glass Lewis, disregard their own guidelines.  For example, the Company ranks at the 80th percentile of the Glass Lewis Peer Group and 7 of the 15 companies in their Peer Group have a market capitalization less than 50% of Veeco’s (falling outside the Glass Lewis range of 0.5x to 2.0x).  As a result, Glass Lewis is comparing Veeco’s compensation to a group of much smaller companies.  It stands to reason that our compensation would be higher, but Glass Lewis overlooks that fact.

Both Advisors fail to include in the Advisor Peer Groups all of the larger companies in our industry, we assume based on their relative size.  The Advisors notably do not adjust compensation data for company size.

The Company routinely competes for talent directly with such larger companies and for this reason we believe including them in our Peer Group is appropriate.  We do not believe the Advisors’ Peer Groups are representative of the companies with which we compete for talent.

c.               Our CEO and NEO Compensation Has Closely Tracked Performance

The Company has taken steps to ensure that, on an absolute basis, CEO and NEO compensation has closely tracked performance:

•                  Over the 3-year period (2010 to 2013) when TSR was down 8.5%, CEO comp was down 39%

•                  Even over the 1-year period (2012 to 2013) when TSR was up 11.6%, CEO comp was down 18.6%

•                  None of the NEOs (including the CEO) received an increase in base salary in 2013; the CEO has not had an increase in base salary since 2011.

•                  None of the NEOs (including the CEO) received a bonus award for 2013; bonus awards for 2012 were approximately half of target

•                  In fact, CEO Pay and TSR data from the ISS Report show the strong relationship between Pay and Performance:

CEO Pay ($000)*
Indexed TSR*

	2009	2010	2011	2012	2013
CEO Pay ($000)*	$4,138	$5,351	$3,513	$3,997	$3,252
Indexed TSR*	521.14	677.60	328.08	465.14	519.09

* As calculated by ISS

In our opinion, the Advisors’ reliance on TSR misstates the Company’s performance.  We believe that our performance is best measured over the long term and by indicators including, but not limited to:

➢              Our tremendous market share gains in our core MOCVD business,

➢              Our significant financial out-performance versus our primary competitor during an extended business downturn, and

➢              The Company’s ability to generate and protect its cash during the downturn.

On these bases, we believe the Company has performed admirably and that CEO and NEO compensation has closely tracked stock performance.

2.                                      Time-based Equity Awards

The Advisors cite a lack of performance criteria in the 2013 long term incentive compensation for the Company’s executives.  It should be noted that the Company has used performance-based restricted stock awards previously but the Advisor’s valuation methodologies, which are based on grant date value, do not reflect the subsequent forfeiture of such awards (for example, when the 2012 award was forfeited in 2013, in which case the CEO’s compensation was reduced by $990,000).

A significant portion of the 2013 equity compensation granted to the CEO is comprised of stock options which are inherently performance-based: the executive realizes no value unless the stock increases in value.

The Company’s restricted stock awards vest over a four year period with a two year delay prior to the initial vesting. This retention feature is designed to ensure that the executive remains with the Company.  In addition, the award of restricted stock helps executives develop and maintain a meaningful ownership interest in the Company — an objective that is aligned with shareholders’ interests and one that complements the Company’s recent adoption of stock ownership guidelines.

Lastly, the value of restricted stock awards increase as the price of the stock increases, which is, once again, directly aligned with a shareholder’s interests.

The Company operates in highly cyclical markets that are difficult to predict accurately.  Tying significant elements of executive compensation to long term predictions of performance is significantly more risky and difficult in our environment than at other companies, including some of the companies we compete with.  We are therefore skeptical of the use of performance-based restricted stock awards as the Advisors recommend.  However, the above notwithstanding, the Company will commit to revisit the use of performance-based restricted stock awards prospectively.

3.                                      CEO Benefit Gross-Up

ISS cites concerns over our practice of providing the CEO with housing and transportation allowances and grossing these up for the effect of taxes.  However, this practice has been in existence since his employment began in 2007, is pursuant to an employment agreement entered into at that time, and has been disclosed each year in our proxy.  These benefits cover the actual and reasonable duplicate costs associated with maintaining a local modest apartment and travel expenses to and from his primary residence in Maryland.  The Company properly imputes the value of these benefits to the CEO and provides only the additional income as is required to cover the taxes on this value.

*            *            *            *            *

Commitment to Shareholders

In each of 2012 and 2013 (the Annual Meeting for which was only four months ago), our Say-on-Pay proposals enjoyed the support of 88% and 86% of shareholders, respectively.

The Company’s CEO has the complete support of your Board of Directors and the stockholders.  He was re-elected to the Board in December, 2013 with the support of over 97% of stockholders.

Veeco respects and is committed to the interests of its stockholders.  For example, in response to feedback from the Advisors, we recently implemented Stock Ownership Guidelines and a Clawback Policy and changed certain benefits provided for in our change in control policy from “single-trigger” to “double-trigger” for awards granted after January 1, 2014.

We are committed to delivering value for our stockholders.  We believe that the Advisor’s recommendations are not consistent with attracting, retaining and motivating the best executive team to deliver this value to our stockholders.  As such, we continue to recommend that stockholders vote FOR Director Gordon Hunter and vote FOR Proposal 2.